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                                                            Exhibit 10


                IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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DR. ALAN LATIES,

                      Plaintiff,                  Civil Action No. 15825

              - v. -

KERR GROUP, INC., HERBERT ELISH,
HARVEY L. SPERRY, D. GORDON STRICKLAND,           CLASS ACTION
JAMES R. MELLOR, ROBERT M. O'HARA,                COMPLAINT
GORDON C. HURLBERT, MICHAEL C. JACKSON,           ------------
and JOHN D. KYLE,

                      Defendants.
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     Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged upon knowledge, as follows:

                                    PARTIES
                                    -------

     1. Plaintiff is and, at all relevant times, has been the owner of shares of the $1.70 Class B Cumulative Convertible Preferred Stock, Series D, par value $.50 per share (the "Preferred") of defendant Kerr Group, Inc. ("Kerr" or the "Company").

     2. (a) Kerr is a corporation organized and existing under the laws of the State of Delaware with offices in Lancaster, Pennsylvania. Kerr produces plastic packaging products.

        (b) The Company has authorized and outstanding about 487,000 shares of Preferred and 3,933,000 shares of common stock (the "Common"). Both classes are listed and traded on the New York Stock Exchange.


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        (c) Holders of the Preferred are entitled to a cumulative dividend, payable quarterly, at the annual rate of $1.70 per share. The Preferred is redeemable at the option of the Company at any time, in whole or in part, at a price of $20.00 per share plus cumulative unpaid dividends. In the event of a dissolution, winding up, or liquidation of the Company, voluntary or involuntary, the holders of Preferred are entitled to receive $20.00 per share, plus any dividend arrearage on such stock, before any distribution or payment is made to any holder of Common Stock. In addition, the Preferred is convertible into Common Stock at the rate of 1.4545 shares of Common Stock for each share of Preferred. The Preferred have the right to vote only on amendments to the Certificate of Incorporation that would materially adversely affect their rights. However, if six quarterly dividends on the Preferred are unpaid, the holders of Preferred are entitled, voting as a class, to elect two additional persons to the Board of Directors of the Company until all such dividends have been paid.

        (d) The Company has not declared a dividend on the Preferred since the first quarter of 1996, or a total of six quarters. The cumulative amount of undeclared dividends as of June 30, 1997 is $2.55 per Preferred share. At June 30, 1997, the Preferred's liquidation value was $22.55 per share.

     3. (a) Defendant Herbert Elish ("Elish") is the Chairman of Kerr's Board of Directors. The other directors of Kerr are defendants Gordon C. Hurlbert, Michael C. Jackson ("Jackson"), John D. Kyle, James R. Mellor, Robert M.
O'Hara, Harvey L.


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Sperry, and D. Gordon Strickland ("Strickland"), the President and Chief
Executive Officer of the Company.

          (b) Each director owns a substantial number of shares of Common Stock, as follows:


DIRECTOR                                    COMMON SHARES OWNED
--------                                    -------------------
Harvey L. Sperry                                   22,696
D. Gordon Strickland                               12,410
James R. Mellor                                    23,197
Gordon C. Hurlbert                                 14,455
Herbert Elish                                      20,685
Michael C. Jackson                                  9,850
Robert M. O'Hara                                   12,069
John D. Kyle                                        9,363

        (c) In 1996 defendants Strickland and Elish each received options to purchase 10,000 shares of Common Stock at a price of $3.9375 per share. Except in the case of a change in control of the Company, these options are not exercisable unless and until the closing price of the Common Stock on the New York Stock Exchange reaches $10.00 per share and remains at or above that level for at least 10 consecutive trading days.

        (d) Defendant Jackson, an Advisory Director of Lehman Brothers, Inc. ("Lehman"), owns 748 Preferred and is the only Kerr Director who owns any Preferred.



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                            CLASS ACTION ALLEGATIONS
                            ------------------------

     4. Plaintiff brings this action for declaratory, injunctive and other relief on his own behalf and as a class action, pursuant to Rule 23 of the Rules of this Court on behalf of a class (the "Class") consisting of all stockholders of Kerr (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants or their successors in interest) who have or will be harmed as a result of defendants' action.

     5. This action is properly maintainable as a class action for the following reasons:

        (a) The Class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable. The Preferred is owned by hundreds of stockholders who are scattered throughout the United States.

        (b) There are questions of law and fact which are common to members of the Class and which predominate over all questions affecting only individual members, including (i) whether the Acquisition (hereinafter defined) provides for unfair treatment of the Preferred; and (ii) whether the approval by Kerr's directors of the transaction which is the subject of this action constitutes a violation of their fiduciary duties to the Class.

        (c) Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has no interests that are adverse or antagonistic to the interests of the Class.



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        (d) Plaintiff is committed to the vigorous prosecution of this action and has retained competent counsel experienced in litigation of this nature. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

        (e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

        (f) Defendants have acted on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

     6. In October 1995, following defaults in covenants contained in loan agreements governing its senior unsecured debt ("the Debt"), the Company engaged Lehman to explore a possible sale of the Company. Kerr agreed to pay Lehman a fee of 1% of the amount received on the sale of the Company, if the Company is sold during the term of its agreement with Kerr or if it is sold within 24 months thereafter to a buyer identified by Lehman.

     7. Lehman contacted an affiliate of Fremont Partners, L.P. ("Fremont") to determine Fremont's interest in acquiring Kerr. In late 1995 and early 1996, Fremont reviewed certain public and confidential information concerning the Company, and indicated an interest in an acquisition. However, the Company and Fremont


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could not agree as to a proper valuation of the Company, and negotiations for a buy-out ceased.

     8. In April 1996, Lehman informed Fremont that Lehman would no longer be representing the Company, and that if Fremont had an interest in participating in the recapitalization of the Company it should contact Kerr directly. Thereafter, the Company and Fremont had a number of discussions regarding a possible recapitalization of Kerr. In January 1997, Fremont continued its discussions of a recapitalization with the Company's new financial advisor, CIBC Wood Gundy Securities Corp. ("CIBC").

     9. During the same period, Kerr and its advisors discussed a restructuring of the Debt with the Debtholders. Such discussions reached an impasse, and Kerr retained bankruptcy counsel and began preparations for a possible bankruptcy filing. However, the Company obtained an extension of the default waiver (the "waiver"), and sought financing that would enable Kerr to purchase the Debt and provide it with working capital. The waiver expired on March 7, 1997, with the Debtholders refusing to grant an extension. In April 1997, Kerr entered into a revolving credit agreement with Madeleine L.L.C. secured by its receivables, in order to provide the Company with working capital. However, certain provisions of the agreement with Madeleine constituted additional defaults under the terms of the Debt. The Debtholders threatened legal action against the Company, its officers, directors and advisors, based upon claims of breach of contract and breach of fiduciary duty. Kerr was notified that the Debt would be accelerated on June 4, 1997. In


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late May, the Debtholders agreed not to accelerate the Debt until July 3, 1997, in exchange for $500,000 and the payment by the Company of interest on the Debt at the default rate.

     10. In late May 1997, Kerr and Fremont resumed discussions of a buy-out. On June 30, 1997, the Company and Fremont entered into an agreement under which a corporation wholly owned by Fremont would acquire all of the Company's shares of Preferred for $12.50 per Preferred share and all of the Common Stock shares for $5.40 per share in cash (the "Acquisition"), by means of a cash tender offer at those prices for the Preferred and the Common Stock, to be followed by a cash merger whereby any Preferred or Common shares not previously tendered would be acquired. Following Fremont's purchase of shares of Common Stock in the tender offer, Fremont is entitled to designate the number of directors of the Kerr board which is proportionate to its ownership of the outstanding Common Stock shares. The tender offer is conditioned upon Fremont receiving at least 51% of the Common Stock shares. Fremont commenced its tender offer on July 8, 1997.

     11. By reason of the individual defendants' positions as directors and/or officers of Kerr, those defendants were and are in a fiduciary relationship with plaintiff and the other public Preferred holders, and owe them the highest obligations of good faith, full disclosure and fair dealing and to act in an informed and deliberate manner so that the price paid for the Preferred is fair and so that the total consideration paid upon the


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acquisition of the Company is apportioned fairly as between the Preferred and the Common Stock.

     12. The Acquisition unduly favors the Common Stock at the expense of the Preferred. The price to be paid for the Preferred under the Acquisition is grossly unfair to the Class. Although Kerr's Schedule 14D-9 filing with the Securities and Exchange Commission (the "14D-9") states that the Board, in approving the Acquisition, relied upon the market prices of the Preferred and Common Stock, the allocation of the Acquisition proceeds is more favorable to the Common Stock than the recent relative market prices of the Preferred and Common Stock. The price to be paid in the Acquisition for each of the Common Stock, $5.40, is equal to 43.2% of the $12.50 to be paid for each of the Preferred. In 1996 and 1997, the Common Stock generally traded at a price which was less than 43.2% of the Preferred's market price. During the month of June 1997, immediately prior to the announcement of the Acquisition plan, the Common Stock traded at a high of $4.25, or only 30% of the Preferred's high of $14, while the lowest price during the month for the Common Stock was $2.25, or 33% of the Preferred's low of $6.75. On June 30, 1997, the day before the Acquisition plan was announced, the Common Stock closed at $3.875, or only 31% of the Preferred's closing price of $12.50.

     13. The unfair allocation of Acquisition proceeds is also reflected in the substantial premium over market paid to the Common Stockholders, and the lack of any premium to the Preferred holders. The price paid for the Common Stock holders in the Acquisition provides a premium of about 40% over the


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pre-announcement market price, while no premium is to be paid on the Preferred.
In fact, with respect to the high prices during the month of June 1997, the Acquisition provides the Common Stock a premium of 27% over the high price during that month, but relegates the Preferred to a discount of 11% from its high of $14 per share.

     14. Moreover, the priorities and rights granted by the Company's certificate of incorporation to the Preferred, including the Preferred's liquidation priority, are valuable legal rights, upon which the Preferred stockholders relied in acquiring their Preferred. Such priorities are of particular importance when a corporation is in serious financial distress and contemplating a bankruptcy filing, as was true of Kerr in 1997. In such circumstances, the Common Stock's equity is more likely to be entirely wiped out than the Preferred's and the Common's greater "upside" advantage is eliminated. Indeed, had the extent of the Company's financial difficulties in the first half of 1997 been fully disclosed, the Common would have traded at a much lower percentage of the Preferred than indicated above. The price to be paid for the Preferred in the Acquisition does not properly reflect the value of the Preferred's special rights.

     15. Although Kerr's directors obtained an opinion from CIBC that the price "to be received by the holders of Common Stock, on the one hand, and Preferred Stock, on the other, pursuant to the [Acquisition], is fair to such holders from a financial point of view," CIBC did not opine as to the fairness of the relative values to be received by the holders of the Preferred and Common


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Stock. Similarly, the 14D-9 does not disclose the basis upon which the price to be paid by Fremont was allocated as between the holders of Preferred and Common Stock.

     16. By approving the allocation of the Acquisition proceeds as between the Preferred and Common Stock provided in the Acquisition, Kerr's directors, in violation of their fiduciary duty, have benefitted themselves at the expense of the Class, since they own substantial amounts of Common Stock and almost no Preferred. Also, the consummation of the Acquisition would enable defendants Strickland and Elish to realize large profits on the exercise of options on the Common Stock, and would enable Lehman, of which defendant Jackson is an Advisory Director, to obtain a large fee.

     17. Despite the clear conflict between their own personal interests and those of the holders of Preferred, Kerr's directors have failed to take measures to assure that the Preferred's position is protected in the negotiations with Fremont or the consideration and approval of the Acquisition. The tender offer is not subject to the tender of any amount of Preferred to Fremont and the Preferred have no right to vote upon the merger which will follow the tender offer. Moreover, although the Company has not paid six consecutive quarterly dividends to the Preferred, the directors have failed to call a meeting of the Preferred to elect two directors to represent the Preferred's interests on the Board with respect to the Acquisition.



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     18. Plaintiff and the other members of the Class will suffer injury unless the unlawful actions complained of herein are enjoined.

     19. Plaintiff and Class lack an adequate remedy at law.

     WHEREFORE, plaintiff prays for judgment:

          A. Declaring that this action be maintained as a class action on behalf of the Class;

          B. Declaring that the Acquisition is unfair to the Preferred;

          C. Enjoining defendants and all persons and entities acting in concert with them from taking any action to consummate any of the transactions contemplated by the Acquisition;

          D. Awarding plaintiff and the Class damages against defendants jointly and severally and directing defendants to account to the Class for their profits;

          E. Awarding costs and expenses to plaintiff including reasonable attorneys' fees; and



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          F. Granting such other and further relief as this Court may deem just and proper.

                              ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.




                              By: /s/ J. A. Rosenthal
                                 -------------------------------
                                 Suite 1401, Mellon Bank Center
                                 P.O. Box 1070
                                 Wilmington, Delaware 19899
                                 (302) 656-4433
                                 Attorneys for Plaintiff


OF COUNSEL:

Harold B. Obstfeld
HAROLD B. OBSTFELD, P.C.
500 Fifth Avenue, 56th Floor
New York, New York 10110-0002
(212) 391-4150





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